# DTSI SUMMARY AS OF 8/10/15

IR CONTACT: Geri Weinfeld, Director of Investor Relations, Geri.Weinfeld@dts.com

Since 1993, DTS, Inc. (Nasdaq: DTSI) has been dedicated to making the world sound better. Through its pioneering audio solutions for mobile devices, home theater systems, cinemas and beyond, DTS provides incredibly high-quality, immersive and engaging audio experiences to listeners everywhere. DTS technology is integrated in more than two billion devices globally, and the world's leading video and music streaming services are increasingly choosing DTS to deliver premium sound to their listeners' network-connected devices.

## Stock/Financial Information (as of 6/30/15)

| | |
|---|---|
| **Price per share** | $30.49 |
| **90 Day Average Volume** | 149,179 |
| **Shares Outstanding** | 17.2M |
| **Market Cap** | $524M |
| **Cash & Investments** | $87.5M |
| **OCF Year-to-Date** | $4.2M |

## FY Financial Highlights and 2015 Outlook ($ Millions, except per share data)

| | 2012 | 2013 | 2014 | 2015E |
|---|---|---|---|---|
| **Revenue** | $100.6 | $125.1 | $143.9 | $140-$145 |
| **EPS – GAAP** | $(0.91) | $0.86 | $1.55 | $0.80-$0.90 |
| **EPS – Non-GAAP*** | $0.24 | $1.07 | $1.55 | $1.65-$1.75 |

## Making the World Sound Better

More than 400 product manufacturers and integrated circuit licensees to date

More than 2 billion products shipped with DTS technologies to date

A constant catalyst for higher fidelity entertainment experiences

Rapidly expanding, industry first innovative technologies

Delivering complete solutions for a connected world

Best-in-class end-to-end audio solutions

Global customer service and support

DTS is a trusted industry partner


dts
LISTEN
TV
AUTOMOTIVE

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2015 outlook and performance (which are as of August 10, 2015), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% in 2015, 2014 and 2013 and a rate of 40% in 2012.

## Q2 2015 Revenue by Market



Other
Home AV
Blu-ray
Automotive
Network Connected*

*Includes primarily TV, PC, mobile and wireless speakers

## Trends Driving Digital Media & Connected Devices

**Sound matters.** Consumers and manufacturers alike are increasingly recognizing that sound quality is a critical product differentiator for on-the-go entertainment. A recent study conducted by Neuro-Insight showed an overall increase in enjoyment of 42% across all video resolutions when DTS Headphone:X™ audio was added. In contrast, changes in the quality of video resolution with standard audio had little to no impact.

**Consumers are increasingly looking for transportability of their entertainment.** Content must now be capable of being played anywhere, any time, on any device. As such, devices must be able to play content that originated from any source and in any format. There is tremendous consumer demand for the next-generation audio experience, on-the-go or in the home – to operate seamlessly across different brands of phones, tablets, PCs, A/V equipment, speakers and headphones.

## Industry Growth Projections



2015
2018

| | CAGR | Estimated 2015 DTS Mkt Share* |
|---|---|---|
| Wireless Speakers | 14% | ~25% |
| TV | 3% | ~50% |
| PC | 0% | ~20% |
| Mobile | 8% | <10% |

*Market Data Sources: IDC, Parks Associates, HIS, CEA, JEITA and DTS internal market research

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2015 revised outlook and performance (which are as of August 10, 2015), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

## 2015 Outlook and Assumptions

| | Low-End GAAP | High-End GAAP | Low-End Non-GAAP* | High-End Non-GAAP* |
|---|---|---|---|---|
| **Revenue** | $140M | $145M | $140M | $145M |
| **Op Margin** | 14% | 16% | 27% | 31% |
| **EPS** | $0.80 | $0.90 | $1.65 | $1.75 |

| Market | % of Total Revenue |
|---|---|
| Network Connected | >50% |
| Blu-ray | ~20% |
| Automotive | ~10% |
| Home AV | <15% |

## Recent Highlights

***Wireless Audio***

Spotify, Rhapsody and Rdio have joined the DTS Play-Fi® ecosystem. Subscribers can now stream their favorite music over their existing Wi-Fi network to connected speaker brands that incorporate Play-Fi technology, including Definitive Technology, Phorus, Polk Audio and Wren.

***Mobile***

DTS partnered with letv, the pioneering China-based streaming service provider, to optimize letv's new smartphones and content with the integration of DTS' innovative immersive sound technologies, including DTS Headphone:X™ and DTS-*HD* Premium Sound™.

***Content***

Media Markt, the second largest electronics retailer in the world, to launch an OTT service with DTS-*HD* multi-channel surround sound in Q3 2015.

***Next-Generation Immersive Audio***

The stylish psychological thriller, *Ex Machina*, is the first feature film on Blu-ray Disc to incorporate DTS:X™, our next-generation, multi-dimensional audio technology.

On July 2, the 3D martial arts film, *Monk Comes Down the Mountain*, from celebrated director Chen Kaige premiered at the top spot in the Chinese box office in major cities across China – becoming the first theatrical release featuring next-generation DTS:X audio. The Monk topped the Chinese box office on its opening weekend.

On July 30, *Lady of Dynasty*, a Chinese epic romance war film directed by Shi Qing premiered in 11 theaters featuring DTS:X audio.

Thousands of screens are expected to support DTS:X in the coming years.

***Other***

DTS bought back 600,000 shares in Q2 2015 as part of the approved two million share buyback program.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% in 2015, 2014 and 2013, and a rate of 40% in 2012.